EXHIBIT 10.2

OMNIBUS AGREEMENT
AMONG
EAGLE ROCK ENERGY PARTNERS, L.P.
EAGLE ROCK ENERGY G&P, LLC
EAGLE ROCK ENERGY GP, L.P.
AND
EAGLE ROCK HOLDINGS, L.P.

OMNIBUS AGREEMENT
     THIS OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein), and is by and among Eagle Rock Energy Partners, L.P., a Delaware limited partnership (the “MLP”), Eagle Rock Energy G&P, LLC, a Delaware limited liability company (“G&P”), Eagle Rock Energy GP, L.P., a Delaware limited partnership (the “General Partner”) and Eagle Rock Holdings, L.P., a Texas limited partnership (“Holdings”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
R E C I T A L S:
     The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II and Article III of this Agreement, with respect to certain indemnification and reimbursement obligations of the Parties.
     In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
Definitions
     1.1 Definitions. (a) Capitalized terms used herein but not defined shall have the meanings given them in the MLP Agreement.
          (b) As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.
     “Basket” has the meaning given such term in Section 2.3(b).
     “Cause” has the meaning ascribed thereto in the MLP Agreement.
     “Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (ii) the dissolution or liquidation of the Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and
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(b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation which would not constitute a Change of Control under clause (iii) above.
     “Closing Date” means the date of the closing of the initial public offering of Common Units.
     “Common Unit” has the meaning given such term in the MLP Agreement.
     “Conflicts Committee” has the meaning given such term in the MLP Agreement.
     “Covered Environmental Losses” means all environmental Losses, (including, without limitation, costs and expenses of any Environmental Activity) of any and every kind or character, by reason of or arising out of:
     (i) any violation or correction of violation, including without limitation performance of any Environmental Activity, of Environmental Laws; or
     (ii) any event, omission or condition associated with ownership or operation of the MLP Assets (including, without limitation, the exposure to or presence of Hazardous Substances on, under, about or migrating to or from the MLP Assets or the exposure to or Release of Hazardous Substances arising out of operation of the MLP Assets at non-MLP Asset locations), including, without limitation, (A) the cost and expense of any Environmental Activities, and (B) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work, but only to the extent that such violation described in clause (i), or such events, omissions or conditions described in clause (ii), occurred before the Closing Date.
     “Environmental Activities” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required or necessary under any applicable Environmental Law, including, without limitation, institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.
     “Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to
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(a) pollution or protection of the environment or natural resources including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Federal Hazardous Materials Transportation Law, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act and other environmental conservation and protection laws, each as amended through the Closing Date, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances and (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substances.
     “Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “G&P” has the meaning given such term in the introduction to this Agreement.
     “General Partner” has the meaning given such term in the introduction to this Agreement.
     “Hazardous Substance” means (a) any substance that is designated, defined or classified under any Environmental Law as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (b) oil as defined in the Oil Pollution Act of 1990, as amended, including, without limitation, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products and (c) radioactive materials, asbestos containing materials or polychlorinated biphenyls.
     “Holdings” has the meaning given such term in the introduction to this Agreement.
     “Indemnified Party” means the Partnership Group in their capacity as the parties entitled to indemnification in accordance with Article II.
     “Indemnifying Party” means the General Partner, G&P and Holdings, collectively in their capacity as the parties from whom indemnification may be required in accordance with Article II.
     “Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without
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limitation, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character.
     “MLP” has the meaning given such term in the introduction to this Agreement.
     “MLP Agreement” means the First Amended and Restated Agreement of Limited Partnership of the MLP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. An amendment or modification to the MLP Agreement subsequent to the Closing Date shall be given effect for the purposes of this Agreement only if it has received the approval of the Conflicts Committee that would be required, if any, pursuant to Section 4.6 hereof if such amendment or modification were an amendment or modification of this Agreement.
     “MLP Assets” means the pipelines, processing plants or related equipment or assets, or portions thereof, conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred to any member of the Partnership Group, or owned by, leased by or necessary for the operation of the business, properties or assets of any member of the Partnership Group, prior to or as of the Closing Date.
     “Organizational Documents” means certificates of incorporation, by-laws, certificates of formation, limited liability company operating agreements, certificates of limited partnership or limited partnership agreements or other formation or governing documents of a particular entity.
     “Partnership Entities” means G&P, the General Partner and each member of the Partnership Group.
     “Partnership Group” means the MLP and any Subsidiary of the MLP.
     “Party” or “Parties” have the meaning given such terms in the introduction to this Agreement.
     “Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.
     “Registration Statement” has the meaning given such term in the MLP Agreement.
     “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.
     “Subsidiary” has the meaning given such term in the MLP Agreement.
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     “Voting Securities” means securities of any class of a Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.
ARTICLE II
Indemnification
     2.1 Environmental Indemnification. Subject to the provisions of Section 2.3 and Section 2.4, the Indemnifying Party shall indemnify, defend and hold harmless the Indemnified Party from and against any Covered Environmental Losses suffered or incurred by the Indemnified Party and arising from or relating to the MLP Assets for a period of two (2) years from the Closing Date.
     2.2 Additional Indemnification. Subject to the provisions of Section 2.3 and Section 2.4, the Indemnifying Party shall indemnify, defend and hold harmless the Indemnified Party from and against any Losses suffered or incurred by the Indemnified Party by reason of or arising from:
          (a) the failure of the Partnership Group to be the owner of valid and indefeasible easement rights, leasehold and/or fee ownership interests in and to the lands on which are located any MLP Assets, and such failure renders the Partnership Group liable to a third party or unable to use or operate the MLP Assets in substantially the same manner that the MLP Assets were used and operated by Holdings and its Subsidiaries immediately prior to the Closing Date;
          (b) the failure of the Partnership Group to have on the Closing Date any consent or governmental permit necessary to allow (i) the transfer of any of the MLP Assets to the Partnership Group on the Closing Date or (ii) the Partnership Group to use or operate the MLP Assets in substantially the same manner that the MLP Assets were owned and operated by Holdings and its Subsidiaries immediately prior to the Closing Date;
          (c) all federal, state and local income tax liabilities attributable to the ownership or operation of the MLP Assets prior to the Closing Date, including any such income tax liabilities of Holdings and its Subsidiaries that may result from the consummation of the formation transactions for the Partnership Entities, but excluding any such liabilities attributable to federal, state and local income taxes reserved on the books of the Partnership Group as of the Closing Date;
          (d) all liabilities, other than Covered Environmental Losses and other than liabilities incurred in the ordinary course of business conducted in compliance with applicable laws, that arise out of the operation of the MLP Assets prior to the Closing Date; and
          (e) all liabilities attributable to any assets or liabilities retained by the Indemnifying Party.
provided, however, that, in the case of clauses (a), (b) and (d) above, such indemnification obligations shall survive for two (2) years from the Closing Date; and that in the case of clauses
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(c) and (e) above, such indemnification obligations shall survive until sixty (60) days after the expiration of any applicable statute of limitations.
     2.3 Limitations Regarding Indemnification.
          (a) The aggregate liability of the Indemnifying Party under Section 2.1 shall not exceed $7.5 million and the aggregate liability of the Indemnifying Party under Section 2.2(d) shall not exceed $5.0 million.
          (b) Subject to the limitations of Section 2.3(a), no claims may be made against the Indemnifying Party for indemnification pursuant to Section 2.1 unless the aggregate dollar amount of the Losses suffered or incurred by the Indemnified Party exceed $750,000, but the Indemnifying Party shall be liable for the full amount of such claims in excess of $750,000 (the “Basket”), provided, however, that individual claims or a series of related claims that do not exceed $25,000 shall not be charged against the Basket.
          (c) Subject to the limitations of Section 2.3(a), no claims may be made against the Indemnifying Party for indemnification pursuant to Section 2.2(d) unless the aggregate dollar amount of the Losses suffered or incurred by the Indemnified Party exceed $500,000, but the Indemnifying Party shall be liable for the full amount of such claims in excess of $500,000.
          (d) Notwithstanding anything herein to the contrary, in no event shall the Indemnifying Party have any indemnification obligations under this Agreement for claims made as a result of additions to or modifications of Environmental Laws promulgated after the Closing Date.
          (e) Notwithstanding anything herein to the contrary, the liability of the Indemnifying Party for any indemnification obligations under this Agreement will be subject to reduction for (i) any insurance proceeds realized by the Indemnified Party with respect to the indemnified matter, net of any premium that becomes due and payable as a result of such claim, (ii) any amounts recovered by the Indemnified Party under contractual indemnities from third parties and (iii) up to $2.1 million of costs incurred by the MLP to conduct environmental investigations, implement spill prevention, control and countermeasure (“SPCC”) plans and perform selected cavern closures on 11 properties, in each case as described under the heading “Business—Environmental Matters” in the Registration Statement. The MLP hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds and amounts recoverable under such contractual indemnities.
          (f) The liability of the Indemnifying Party for any indemnification obligations under Section 2.2(d) of this Agreement will be reduced by any amounts reserved or accrued for such Losses on the balance sheet of the MLP as of December 31, 2005.
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     2.4 Indemnification Procedures.
          (a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article II, it will provide notice thereof in writing to the Indemnifying Party specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement).
          (b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Article II, including, without limitation, the selection of counsel (provided that if such claim involves Covered Environmental Losses, such counsel shall be reasonably acceptable to the Indemnified Party), determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.
          (c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in Article II, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 2.4. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.
          (d) The indemnification obligations under this Article II shall continue with respect to any claim for indemnification pursuant to this Article II that is pending as of the end of the applicable survival period notwithstanding the expiration of such survival period.
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ARTICLE III
Reimbursement Obligations
     3.1 Reimbursement for Operating and General and Administrative Expenses.
          (a) Each of G&P and Holdings hereby agrees to continue to provide, or cause to be provided, the Partnership Group with general and administrative services, such as legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes and engineering, that are substantially identical in nature and quality to the services of such type previously provided by each of G&P and Holdings in connection with their management and operation of the MLP Assets during the one-year period prior to the Closing Date.
          (b) The Partnership Group hereby agrees to reimburse each of G&P and Holdings for all expenses and expenditures they incur or payments they make on behalf of the Partnership Group in connection with the business and operations of the Partnership Group, including, but not limited to, (i) salaries of operational personnel performing services on the Partnership Group’s behalf and the cost of employee benefits for such personnel, (ii) capital expenditures and (iii) maintenance and repair costs.
          (c) The General Partner shall be entitled to allocate any such expenses and expenditures between the Partnership Group, on the one hand, and G&P and Holdings, on the other hand, in accordance with the foregoing provision on any reasonable basis.
     3.2 Reimbursement for Insurance. The Partnership Group hereby agrees to reimburse each of G&P and Holdings for all expenses they incur or payments they make on behalf of the Partnership Group for (i) insurance coverage with respect to the MLP Assets, (ii) insurance coverage with respect to claims related to fiduciary obligations of officers, directors and control persons of the Partnership Group and (iii) insurance coverage with respect to claims under federal and state securities laws related to any of the officers, directors and control persons thereof.
ARTICLE IV
Miscellaneous
     4.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Texas.
     4.2 Notice. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt.
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Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 4.2.
14950 Heathrow Forest Parkway, Suite 111
Houston, Texas 77032
Phone: (832) 329-8000
Fax: (832) 327-8009
Attention: Alex A. Bucher, Jr.
     4.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
     4.4 Termination. Notwithstanding any other provision of this Agreement, if the General Partner is removed as general partner of the MLP under circumstances where Cause does not exist and Common Units held by the General Partner and its Affiliates are not voted in favor of such removal, this Agreement may immediately thereupon be terminated by either G&P or Holdings. This Agreement shall also terminate upon a Change of Control of G&P, the General Partner or the MLP.
     4.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.
     4.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the MLP may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, will have a material adverse effect on the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.
     4.7 Assignment; Third Party Beneficiaries. No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Parties. Each of the Parties hereto specifically intends that Holdings and each entity comprising the Partnership Entities, as applicable, whether or not a Party to this Agreement, shall be entitled to
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assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity.
     4.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
     4.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     4.10 Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.
     4.11 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
     4.12 Withholding or Granting of Consent. Each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.
     4.13 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.
     4.14 Negation of Rights of Limited Partners, Assignees and Third Parties. Except as set forth in Section 4.7, the provisions of this Agreement are enforceable solely by the Parties, and no limited partner, member, or assignee of Holdings or the MLP or other Person shall have the right, separate and apart from Holdings or the MLP, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
     4.15 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of Holdings or any Partnership Entity.
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     IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

EAGLE ROCK ENERGY PARTNERS, L.P.

By: EAGLE ROCK ENERGY GP, L.P., its general partner

By: EAGLE ROCK ENERGY G&P, LLC, its general partner

By:

	Name:	Alex A. Bucher, Jr.
	Title:	President and Chief Executive Officer

EAGLE ROCK ENERGY G&P, LLC

By:

	Name:	Alex A. Bucher, Jr.
	Title:	President and Chief Executive Officer

EAGLE ROCK ENERGY GP, L.P.

By: EAGLE ROCK ENERGY G&P, LLC, its general partner
By:

	Name:	Alex A. Bucher, Jr.
	Title:	President and Chief Executive Officer

EAGLE ROCK HOLDINGS, L.P.

By: EAGLE ROCK GP, L.L.C., its general partner

By:

	Name:	Alex A. Bucher, Jr.
	Title:	President and Chief Executive Officer
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